Exhibit 24.1

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each officer and director of ConnectOne Bancorp, Inc. whose signature appears below constitutes and appoints Frank Sorrentino III, his true and lawful attorney-in-fact and agent, with full power of substitution and revocation, for him and in his name, place and stead, in any and all capacities, to execute any or all amendments, including any post-effective amendments and supplements to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite or necessary to be done, as fully to all intents and purposes as he might or could do in person, thereby ratifying and confirming all that said attorney-in-fact and agent, or his or her substitutes or substitute, may lawfully do or cause to be done by virtue thereof.

/s/ William S. Burns	September 30, 2015
William S. Burns Executive Vice President and Chief Financial Officer Principal Accounting and Principal Financial Officer

/s/ Alexander Bol	September 30, 2015
Alexander Bol Director

/s/ Stephen Boswell	September 30, 2015
Stephen Boswell Director

/s/ Frank W. Baier	September 30, 2015
Frank W. Baier Director

/s/ Frank Huttle III	September 30, 2015
Frank Huttle III Director

/s/ Michael Kempner	September 30, 2015
Michael Kempner Director

/s/ Joseph Parisi, Jr.	September 30, 2015
Joseph Parisi, Jr. Director

/s/ Frederick S. Fish	September 30, 2015
Frederick S. Fish Director

/s/ Nicholas Minoia	September 30, 2015
Nicholas Minoia Director

/s/ Harold Schechter	September 30, 2015
Harold Schechter Director

/s/ William A. Thompson	September 30, 2015
William A. Thompson Director

/s/ Raymond Vanaria	September 30, 2015
Raymond Vanaria Director